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                                                                       EXHIBIT 5

                 [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]

                                January 12, 2001



Craig Corporation
550 South Hope Street, Suite 1825
Los Angeles, California 90071

          Re: Craig Corporation Registration Statement Under the Securities Act of 1933, as amended, on Form S-8

Ladies and Gentlemen:

          As Nevada counsel to Craig Corporation, a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, by the Company of 350,000 shares of Common Stock, par value $.25 per share ("Common Stock"), and 700,000 shares of Class A Common Preference Stock, par value $.01 per share ("Class A Stock" and, together with the Common Stock, the "Shares") on Form S-8 (the "Registration Statement") for issuance under the Craig Corporation 1999 Stock Option Plan (the "Plan").

          In connection with the opinions expressed herein, we have made such examination of matters of law and fact as we considered appropriate or advisable for purposes hereof. We have examined and relied on originals or copies of all such corporate records, documents, agreements, and instruments relating to the Company and the Plan, and certificates of public officials and of
representatives of the Company.   We have assumed for the purposes of this
opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the records, documents, agreements and instruments submitted to us as originals, the conformity to the original of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

          We are admitted to the Bar of the State of Nevada. In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada as those laws presently exist and as
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they have been applied and interpreted by courts having jurisdiction within the
State of Nevada. We express no opinion as to the laws of any other jurisdiction or of the United States of America, and we assume no responsibility as to the applicability thereto or effect thereon.

          Based upon our examination and subject to the limitations, assumptions and qualifications herein provided, we are of the opinion that (i) the Shares issuable on the exercise of currently outstanding options granted in accordance with the Plan are duly authorized; (ii) the Shares issuable on the exercise of options hereafter granted shall have been duly authorized when the board of directors of the Company, or a duly constituted committee thereof then authorized to administer the Plan, shall have authorized the grant of such options and the issuance of the Shares on the exercise thereof; and (iii) on the exercise of the options in accordance with the terms of the Plan and the receipt of the Company of the exercise price therefor, and assuming due authorization in the case of options hereafter granted, compliance with applicable securities laws and no change in the applicable law or pertinent facts, the Shares issued on such exercise shall have been legally issued, fully paid and non-assessable.

          We hereby consent to the filing of the foregoing opinion as Exhibit 5 to the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name in such Registration Statement.

                                          Very truly yours,



                                          /s/ Kummer Kaempfer Bonner & Renshaw